Exhibit 5.01

                         Law Offices of
                     DECHERT PRICE & RHOADS
                    4000 Bell Atlantic Tower
                        1717 Arch Street
                  Philadelphia, PA  19103-2793


                              December 23, 1997



Carpenter Technology Corporation
101 West Bern Street
Reading, PA  19601

Re:  Registration Statement on Form S-3
     __________________________________

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), to be filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 318,000 shares (the "Shares") of Common Stock, par value $5 per share, to be offered and sold from time to time on behalf of the selling stockholder identified in the Registration Statement.

     We have participated in the preparation of the Registration
Statement and have examined such corporate records and other documents and matters as we have considered appropriate to enable us to give this opinion.

     Based on the foregoing, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              DECHERT PRICE & RHOADS